Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Marlin Business Services Corp.:
We consent to the incorporation by reference in the registration statement filed on Form S-3 on or about September 14, 2005 of Marlin Business Services Corp. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Marlin Business Services Corp. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 which reports appear in the December 31, 2004 annual report on Form 10-K of Marlin Business Services Corp. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Marlin Business Services Corp. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the material weakness relates to inadequate controls over the selection and application of accounting policies that are in conformity with U.S. generally accepted accounting principles. Marlin Business Services Corp. restated the previously issued consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2003 to correct an error in accounting for interim rent that was being recognized in earnings when invoiced rather than being included with minimum lease payments in determining unearned lease income that is recognized over the lease term on the effective interest method.
/s/ KPMG LLP
Philadelphia, Pennsylvania
September 13, 2005